UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

UR-ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	001- 33905	Not applicable
State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement (Amendment).

Ur-Energy Inc. (the “Company”) has entered into a second amendment to its secured loan facility (the “Amended Loan Facility”) with RMB Australia Holdings Ltd (“RMBAH”). The Amended Loan Facility provides for a term loan facility not to exceed US$6.5 million, which is a US$1.5 million increase from the previous US$5.0 million term loan facility. Pursuant to the Amended Loan Facility, the repayment schedule has been extended from one year to two years. The first of eight quarterly repayments of principle and interest was deferred from March 2014 to June 2014 and the Amended Loan Facility matures in March 2016. The interest rate was amended to a rate of LIBOR plus 8.5% per annum, calculated quarterly.

In addition, the Amended Loan Facility also provides for an additional US$3.5 million revolving loan facility following the completion of an independent NI 43-101 mineral resource estimate at its newly-acquired Pathfinder Shirley Basin Project. The US$3.5 million revolving loan facility also matures in March 2016.

The Amended Loan Facility includes a security interest over the Pathfinder assets and other customary terms as set forth in the transaction documents. The proceeds are available to the Company both for the development of Shirley Basin and for other general corporate and working capital purposes.

The foregoing summary of the terms and conditions of the Amended Loan Facility does not purport to be complete and is qualified in its entirety by reference to the text of the Amended Loan Facility, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Second Amendment and Restatement Agreement – Facility Agreement and the Second Amended and Restated Facility Agreement, dated March 13, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2014

Ur-Energy Inc.

By:	/s/ Penne A. Goplerud
Name: Penne A. Goplerud
Title: Corporate Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment and Restatement Agreement – Facility Agreement and the Second Amended and Restated Facility Agreement, dated March 13, 2014